UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 19, 2009
ONCOGENEX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	033-80623 (Commission File Number)	95-4343413 (IRS Employer Identification No.)
1522 217th Place S.E.
Bothell, Washington 98021
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (425) 686-1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
ex-99.1

Item 1.01.	Entry into a Material Definitive Agreement.
          On December 20, 2009, OncoGenex Pharmaceuticals, Inc., through its wholly-owned subsidiary, OncoGenex Technologies Inc. (the “Company”), entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with Teva Pharmaceutical Industries Ltd. (“Teva”) for the development and global commercialization of OGX-011 (and related compounds), a pharmaceutical compound designed to inhibit the production of clusterin, a protein associated with cancer treatment resistance. Under the Collaboration Agreement, Teva will pay the Company up-front payments in the aggregate amount of $50 million, will pay up to $370 million upon the achievement of developmental and commercial milestones and will pay royalties at percentage rates ranging from the mid-teens to mid-twenties on net sales. The Company is required to contribute $30 million in direct and indirect costs towards the clinical development plan. On the same date, OncoGenex Pharmaceuticals, Inc. (the “Registrant”) and Teva also entered into a stock purchase agreement (the “Stock Purchase Agreement”) pursuant to which Teva will make an additional $10 million equity investment in the Registrant at a 20% premium to a thirty-day average closing price.
          In connection with the Collaboration Agreement and pursuant to the terms of agreements between the Company and Isis Pharmaceuticals, Inc. (“Isis”) relating to OGX-011, the Company will pay Isis $10 million. The Company will also pay approximately $517,000 to the University of British Columbia (“UBC”) pursuant to the terms of their license agreement relating to OGX-011 dated November 2001, as amended (the “UBC License Agreement”). The Teva up-front payment and equity investment, net of the Isis and UBC payments and prior to expenses, are anticipated to result in proceeds to the Registrant and its subsidiary of approximately $49.5 million.
Agreements with Teva
          Pursuant to the Collaboration Agreement, the Company and Teva agreed to collaborate in the development and global commercialization of OGX-011 (and possibly related compounds targeting Clusterin). Teva will receive the exclusive worldwide right and license to develop and commercialize products containing OGX-011 and related compounds (the “Licensed Products”). The Company has an option to co-promote any Licensed Product in the United States and Canada.
          Under the Collaboration Agreement, Teva will pay the Company up-front payments in the aggregate amount of $50 million. The Company is also eligible to receive up to an aggregate of $370 million in additional payments from Teva upon reaching certain regulatory and sales milestones specified in the Collaboration Agreement. Pursuant to the terms of the third-party agreements, the Company anticipates that it would be required to pay third-parties 31% of any milestone payments that are not based on a percentage of net sales of the Licensed Product.
          Teva will pay the Company tiered royalties on sales of the Licensed Product. The percentage rates of such royalties will range from the mid-teens to the mid-twenties, depending on aggregate annual net sales of the Licensed Product. In addition to the ongoing royalties, Teva will pay the Company additional one-time sales threshold royalties if certain aggregate net sales are achieved. Pursuant to the terms of third-party agreements, the Company anticipates it will pay royalties to third-parties of 4.88% to 8.00% of net sales, unless the Company’s royalties are adjusted for competition from generic compounds, in which case royalties to third-parties will also be subject to adjustment on a country-by-country basis. Certain third-party royalties are tiered based on the royalty rate received by the Company. Minimum royalty rates payable by the Company assume certain third-party royalties are not paid at the time that the Licensed Product is marketed due to the expiration of patents held by such third-parties. Maximum royalty rates assume all third-party royalty rates currently in effect continue in effect at the time the Licensed Product is marketed.
          Teva and the Company have developed a clinical development plan (the “CDP”) under which three Phase III clinical trials will be initiated:
•	a Phase III clinical trial of the Licensed Product for second-line castrate resistant prostate cancer, expected to initiate in 2010. The Company will have primary responsibility for the oversight of this trial;
•	a Phase III clinical trial of the Licensed Product for first-line castrate resistant prostate cancer, expected to initiate in 2010; and

•	a Phase III clinical trial of the Licensed Product for first-line non-small cell lung cancer, expected to initiate by early 2011.
          Teva will be responsible for conducting any other studies and development work necessary to obtain required regulatory approvals. The Company may assume some of these activities if assigned by the Joint Steering Committee. Teva will be responsible for all such costs. The Joint Steering Committee will oversee the development and regulatory approval of any Licensed Product.
          Funding responsibilities for the CDP will be allocated as follows:
•	the Company will be required to spend $30 million in direct and indirect development costs, such contribution to be funded by the upfront payment provided by Teva as an advanced reimbursement for development expenses of the Company (the “Company Development Expenses”) and
•	Teva will fund all other expenses under the CDP.
          In addition to the development costs noted above, Teva is also responsible for all costs relating to product commercialization including costs incurred in relation to the Company’s co-promotion option, except for start-up costs in advance of commercialization.
          The Collaboration Agreement will remain in effect, on a country-by-country basis, until the expiration of the obligation of Teva to pay royalties on sales of the Licensed Product in such country (or earlier termination under its terms). Commencing after the completion of all three Phase III clinical trials set forth in the CDP, or upon early termination due to a material adverse change in the Company’s patent rights related to OGX-011 or safety issues or “futility” as defined in the Collaboration Agreement, Teva may terminate the Collaboration Agreement in its sole discretion upon three months’ notice if notice is given prior to regulatory approval of a Licensed Product and upon six months’ notice if notice is given after such regulatory approval. If Teva terminates the Collaboration for any reasons other than an adverse change in OGX-011 patent rights, safety issues or “futility” determination as previously described, it will remain responsible for paying for any remaining costs of all three Phase III clinical trials, except for Company Development Expenses. Either party may terminate the Collaboration Agreement for an uncured material breach by the other party or upon the bankruptcy of either party. If the Collaboration Agreement is terminated other than for an uncured material breach by Teva, the Company will pay Teva a royalty on sales of Licensed Products. The percentage rates of such royalties (which are in the single digits) depend if termination occurs prior to the first regulatory approval in the United States or a primary European Market or after one of these approvals. These royalties would expire on a country-by-country basis on the earlier of ten years after the first commercial sale of a Licensed Product or certain thresholds related to generic competition.
          In the event of a change of control of the Company:
•	within 90 days of the change of control, Teva may terminate the joint steering committee in its sole discretion, terminate the co-promotion option in its sole discretion if not then exercised by the Company or if exercised but not yet executed by the Company, or terminate the co-promotion option if in its commercially reasonable opinion co-promotion with the Company’s successor would be materially detrimental to Teva’s interests.
          Pursuant to the terms of the Stock Purchase Agreement, Teva will also make a $10 million equity investment in the Registrant through its purchase of 267,531 shares of the Registrant’s common stock (the “Shares”) at a price of $37.38 per Share.
Amendment to Isis and UBC License Agreements
          To facilitate the execution and performance of the Collaboration Agreement, the Company and Isis agreed to amend the Isis License Agreement and the Company and UBC agreed to amend the UBC License Agreement, in each case, effective December 19 and December 20, 2009, respectively.

          The amendment to the Isis License Agreement provides, among other things, that if the Company is the subject of a change of control with a third party, where the surviving company immediately following such change of control has the right to develop and sell the product, then (i) a milestone payment of $20 million will be due and payable to Isis 21 days following the first commercial sale of the product in the United States; and (ii) unless such surviving entity had previously sublicensed the product and a royalty rate payable to Isis by the Company has been established, the applicable royalty rate payable to Isis will thereafter be the maximum amount payable under the Isis License Agreement. Any non-royalty milestone amounts previously paid will be credited toward the $20 million milestone if not already paid. As a result of the $10 million milestone payment payable to Isis in relation to the Collaboration Agreement, the remaining amount owing in the event of change of control discussed above is a maximum of $10 million. As the Company has now licensed the product to Teva and established a royalty rate payable to Isis, no royalty rate adjustments would apply if Teva acquires the Company and is the surviving company.
          The amendments to the UBC License Agreement are deemed not material to the Company.
Other Disclosures; Forward-Looking Statements
          The foregoing summary does not purport to be a complete description of the terms of the Collaboration Agreement, the Stock Purchase Agreement or the amendments to the Isis License Agreement and the UBC License Agreement, and is qualified in its entirety by reference to such agreements, copies of which are expected to be filed as an exhibits to the Registrant’s Annual Report on Form 10-K for the year ending December 31, 2009. Portions of such agreements may be omitted in accordance with a request for confidential treatment that the Registrant expects to submit to the Securities and Exchange Commission. A copy of the press release announcing the transactions with Teva is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference.
          This report includes forward-looking statements regarding the development, activity, therapeutic potential and safety of OGX-011 in the treatment of cancer. Any statement describing the Registrant’s or the Company’s goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. The Registrant’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although the Registrant’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Registrant. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning the Registrant’s programs are described in additional detail in its annual report on Form 10-K for the year ended December 31, 2008, which is on file with the SEC.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 21, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOGENEX PHARMACEUTICALS, INC. (Registrant)
Date: December 21, 2009
	By:	/s/ Stephen Anderson
		Name:	Stephen Anderson
		Title:	Chief Financial Officer and Secretary